UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2025

ALX ONCOLOGY HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39386	85-0642577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Allerton Avenue, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

650-466-7125

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALXO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On September 11, 2025, Barbara Klencke, M.D. provided notice that she would resign as a member of the Board of Directors (the “Board”) of ALX Oncology Holdings Inc. (the “Company”) and all committees thereof effective September 17, 2025, in connection with the managerial changes referenced in Item 8.01 below. Dr. Klencke’s resignation did not result from any disagreements with the Board or the Company.

Additionally, on September 11, 2025, the Board agreed to re-appoint Alan Sandler, M.D. to the Board, to serve as a Class II director for a term expiring at the 2028 annual meeting of stockholders, to be effective September 26, 2025. The appointment was made based upon the recommendation of the Corporate Governance and Nominating Committee of the Board. Dr. Sandler previously served on the Board in 2024. For Dr. Sandler’s biographical information, see the disclosure included under the heading “Executive Officers” included in the Company’s definitive proxy statement for the 2025 annual meeting of the stockholders, filed with the U.S. Securities and Exchange Commission on April 21, 2025, which disclosure is incorporated by reference herein. As an outside director, Dr. Sandler will be eligible for the compensation described in the Company’s outside director compensation policy as may be in effect from time to time. There are no arrangements or understandings between Dr. Sandler and any other person pursuant to which he was selected to serve on the Board. Other than his employment relationship with the Company, there are no transactions in which the Company or any of its subsidiaries is a party and in which Dr. Sandler has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

Nasdaq Minimum Bid Price Compliance

On September 4, 2025, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) that the Company had regained compliance with the minimum bid price requirement under the Nasdaq Listing Rules which requires that the closing price per share of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days, as described in the Form 8-K filed on April 25, 2025. For the ten consecutive business days, from August 21 through September 4, 2025, the closing bid price of the Company’s common stock had been at $1.00 per share or greater.

Management Updates

On September 11, 2025, Alan Sandler, M.D., informed the Company of his resignation as Chief Medical Officer of the Company, effective September 26, 2025, in order to pursue other professional opportunities. As noted above, Dr. Sandler will return to his role as a director of the Company and remain heavily involved with the Company following his transition.

In connection with Dr. Sandler’s resignation and to facilitate an orderly transition, effective September 17, 2025, Barbara Klencke, M.D., will assume the role of consulting interim Chief Medical Officer of the Company pursuant to a customary consulting agreement on a full-time basis.

Board Governance Updates

In connection with the Board and management changes referenced above, the Board approved the following composition of committees of the Board:

Audit Committee

Rekha Hemrajani, Chair; Daniel Curran, M.D.; and Scott Garland

Compensation Committee

Corey Goodman, Ph.D., Chair; Scott Garland; and Chris Takimoto, M.D., Ph.D., F.A.C.P.

Corporate Governance and Nominating Committee

Scott Garland, Chair; Daniel Curran, M.D.; and Rekha Hemrajani

The Board also determined to pause the activities of the Research and Development Committee until further determination. In appointing Dr. Curran to the Audit Committee, the Board determined that Dr. Curran qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the Nasdaq Stock Market. Dr. Curran also satisfies the additional requirements of financial literacy and audit committee independence for audit committee service under the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 12, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALX ONCOLOGY HOLDINGS INC.

Date: September 12, 2025	By:	/s/ Harish Shantharam
Harish Shantharam
Chief Financial Officer